On  Arthur  Andersen  LLP  Letterhead



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Ralcorp Holdings, Inc. Form 10-K and into the Ralcorp Holdings, Inc. previously filed Registration Statements on Form S-8, File Nos. 333-20879 and 333-20881, of our report dated October 14, 1999 related to the consolidated financial statements of Vail Resorts, Inc. and subsidiaries for the year ended July 31, 1999, not presented separately herein. It should be noted that we have not audited any financial statements of Vail Resorts, Inc. subsequent to July 31, 1999 or performed any audit procedures subsequent to the date of our report.


                               /s/  Arthur  Andersen  LLP


Denver, Colorado
 December 23, 1999.